                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------



                                    FORM 11-K




                 /X/ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                            For the fiscal year ended
                                December 31, 1999

                                       or

                 / / TRANSITION REPORT PURSUANT TO SECTION 15(d)
                        OF THE SECURITIES EXCHANGE ACT OF


                           --------------------------

                                 Commission File
                                  No. 33-43030
                           --------------------------


                        TCF EMPLOYEES STOCK PURCHASE PLAN
                        ---------------------------------
                            (Full title of the plan)



                            TCF FINANCIAL CORPORATION
          ------------------------------------------------------------
          (Name of issuer of the securities held pursuant to the plan)



                    801 MARQUETTE AVENUE, MAIL CODE 100-01-A,
                          MINNEAPOLIS, MINNESOTA 55402
              ----------------------------------------------------
              (Address and zip code of principal executive office)


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                              REQUIRED INFORMATION

        The TCF Employees Stock Purchase Plan of TCF National Bank is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements and supplementary schedules of the TCF Employees Stock Purchase Plan of TCF National Bank, which have been prepared in accordance with the financial reporting requirements of ERISA, are attached hereto as Exhibit 99 to this form 11-K and are incorporated herein by reference.





                                   SIGNATURES

        THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustee (or other persons who administer the employee benefit plan) has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 TCF National Bank
                                 (Plan Sponsor and Plan Administrator of
                                 the TCF Employees Stock Purchase Plan)




                                 By    /s/ Gregory J. Pulles
                                       ----------------------------------------
                                       Gregory J. Pulles
                                       Executive Vice President





                                 By    /s/ David M. Stautz
                                       ----------------------------------------
                                       David M. Stautz
                                       Senior Vice President, Controller
                                         and Assistant Treasurer


Date:  June 28, 2000

                        TCF Employees Stock Purchase Plan

                                Index to Exhibits
                                  For Form 11-K



   Exhibit                                                      Sequentially
   Number           Description                                 Numbered Page
   ------           -----------                                 -------------
        23          Consent of KPMG LLP
                    dated June 28, 2000

        99          Financial statements and supplementary
                    schedules


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